EXHIBIT 4.5


          ASSET PURCHASE AGREEMENT dated as of June 24, 1997 (this "Agreement"), among PRINS RECYCLING CORP., a New York corporation and Chapter 11 debtor in possession ("Seller"), each subsidiary thereof listed on the signature page of this Agreement (each a "Sub-Seller") (Sub-Sellers and Seller are sometimes hereinafter collectively referred to as "Seller Parties"), KTI RECYCLING OF NEW JERSEY, INC., a Delaware corporation, KTI RECYCLING OF NEW ENGLAND, INC., a Delaware corporation, KTI RECYCLING OF ILLINOIS, INC., a Delaware corporation (each a "Sub-Buyer"), and KTI RECYCLING, INC., a Delaware corporation ("Buyer"), (Buyer and Sub-Buyers are sometimes hereinafter collectively referred to as "Buyer Parties").

          WHEREAS, Seller and Sub-Sellers own and operate recycling and paper processing facilities located in Newark, New Jersey (the "Newark Facility"); Charlestown, Massachusetts (the "Boston Facility"), and Franklin Park, Illinois (the "Chicago Facility") (collectively, the "Facilities") which are engaged in the business of processing waste paper and commingled post consumer recyclables (the "Business"); and

          WHEREAS, on July 12, 1996 (the "Filing Date"), Seller Parties commenced in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court") cases under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (the "Bankruptcy Code"), assigned Case Nos. 96-26125 (WT) through 96-26134 (WT) (the "Chapter 11 Case");

          WHEREAS, Seller Parties wish to sell to Buyer Parties, and Buyer Parties wish to purchase from Seller Parties, the Acquired Assets (as defined below), subject to the entry of an order of the Bankruptcy Court authorizing the transactions contemplated hereby and subject to the terms and other conditions hereinafter set forth; and

          WHEREAS, in contemplation of the purchase and sale of the Acquired Assets Seller Parties and Buyer signed a term sheet (the "Term Sheet") on April 21, 1997 (the "Term Sheet Date").

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:


                                    ARTICLE I

                      PURCHASE AND SALE OF ACQUIRED ASSETS

SECTION 1.1.   PURCHASE AND SALE.

          Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), Seller Parties shall jointly and severally sell, assign, transfer, convey and deliver to Buyer Parties, and Buyer Parties shall jointly and severally purchase from Seller Parties, all of Seller Parties' rights, title and interest in, to and under the Acquired Assets (as hereinafter defined).

SECTION 1.2.   ACQUIRED ASSETS AND EXCLUDED ASSETS.

          (a) The term "Acquired Assets" as used herein means the business, properties, assets, goodwill and rights of all Seller Parties, of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or referred to on the books and records of any Seller Party, except the Excluded Assets as set forth in Section 1.2(b). The Acquired Assets include, without limitation, all of the Seller Parties' right, title and interest in and to the business, properties, assets, goodwill and rights described below:

          (i) those contracts, leases, agreements, commitments and other arrangements, whether oral or written, to which any Seller Party is a party or by which any Seller Party is bound or to which any Seller Party shall become a party or by which any Seller Party shall be bound prior to the Closing, and which are listed in Schedule 1.2(a)(i) or which are designated by Buyer, by written notice given to Seller prior to the Closing Date, as "Accepted Contracts" for purposes hereof;

          (ii) all waste processing and recycling facilities, including without limitation all of each Seller Party's right, title and interest in and to the Facilities and any real estate, and all related assets, machinery, equipment, furniture and fixtures, including without limitation all of such items as are listed in Schedule 1.2(a)(ii);

          (iii) all accounts receivable, including without limitation accounts receivable from parties to contracts which are not Accepted Contracts, owed to any Seller Party on the Closing Date;

          (iv) all patents (including reissues, divisions, continuations, and extensions thereof), patent applications, trademarks, trademark registrations, trademark registration applications, servicemarks, trade names, all other names and slogans embodying business, product or service goodwill or copyrights, including without limitation such as are listed in
     Schedule 1.2(a)(iv);

          (v) all trade secrets, discoveries, inventions, know-how, formulae, processes, procedures, drawings, plans, designs, features, data, research, records of inventions, computer software, source code, test information, market surveys, marketing know-how and the like, including without limitation such of the foregoing as were produced, developed or prepared, or as are under production, development or preparation, by any employee, agent or contractor of any Seller Party;

          (vi) all permits, concessions, licenses, franchises, approvals and authorizations by governmental or regulatory authorities or bodies ("Governmental Entities") held by any Seller Party (all of the foregoing, "Permits") and which are transferable (with or without approval of any Governmental Entity), including without limitation the Permits listed in
     Schedule 1.2(a)(vi);

          (vii) all covenants, conditions, warranties, representations and guarantees made or given by suppliers, manufacturers and contractors, subject to any conditions to which such rights are subject;

          (viii) all of the goodwill and going concern value of the Business, and all of each Seller Party's books of account, general, financial, accounting and personnel records, files, invoices, customers' and suppliers' lists, technical documents, manuals, management software tools, databases, computer tapes and other operating data relating to the Acquired Assets;

          (ix) all cash and deposit accounts and all securities, together with all records of each Seller Party relating thereto; provided that the capital stock of any Sub-Seller shall be an Acquired Asset only if Buyer shall so elect at or prior to the Closing; and

          (x) all claims, causes of actions, and suits which any Seller Party has or may have against third parties, and all claims, causes of actions, suits and rights which any Seller Party may have under the Operation and Maintenance Agreement dated as of April 21, 1997 (the "O&M Agreement") between Seller and KTI Operations, Inc ("Manager"):

     (b) Notwithstanding anything to the contrary herein, the Acquired Assets shall not be deemed to include the following "Excluded Assets":

          (i) Any claims, causes of actions or suits for a preference or voidable transfer which any Seller Party may have under the applicable provisions of the Bankruptcy Code against any person;

          (ii) All of each Seller Party's right, title and interest in and to those contracts, leases, agreements, commitments and other arrangements, whether oral or written, to which such Seller Party is a party or by which such Seller Party is bound or to which such Seller Party shall become a party, other than Accepted Contracts (collectively, "Rejected Contracts");

          (iii)     the capital stock of all Sub-Sellers, except to the extent
     that Buyer     elects at or prior to the closing that such capital stock
     shall be Acquired Assets;

          (iv) all rights of each Seller Party under this Agreement;

          (v) all Permits that are not transferable and for which requisite approval to transfer to a Buyer Party is not obtained as of the Closing Date; and

          (vi) all assets of Seller Parties to be transferred, returned, sold or otherwise conveyed to a third party consistent with the settlement reached by Seller Parties, Ally Capital Corp. and American Waste Control of New York, as set forth on the record of the hearing held before the Bankruptcy Court on March 6, 1997 and embodied in a stipulation executed to date by Seller Parties and Ally Capital Corp. and previously provided to Buyer.

SECTION 1.3.   ASSUMPTION OF CERTAIN LIABILITIES.

          (a) Upon the terms and subject to the conditions of this Agreement, at the Closing Buyer shall, or shall cause a Sub-Buyer to, assume and agree to pay, perform and discharge when due, and indemnify Seller from and after the Closing from, such trade payables which are owing and unpaid by any Seller Party as of the Closing and which were incurred by Seller Parties (i) in the ordinary course of business after the Filing Date and (ii) not in material breach of any provision of O&M Agreement (such trade payables being hereinafter referred to as the "Post-Petition Trade Payables"); provided, that Buyer shall not assume hereunder, and each Seller Party shall remain solely responsible for the payment of, all Post-Petition Trade Payables to the extent that the aggregate amount thereof exceeds $500,000. To the extent that, in the reasonable determination of Buyer, the aggregate amount of all Post-Petition Trade Payables outstanding as of the Closing exceeds $500,000, Buyer shall, on such basis as it deems reasonable, determine which Post-Petition Trade Payables it (and/or Sub-Buyers) will assume hereunder.

          (b) Buyer agrees to perform and discharge, or to cause a Sub-Buyer to perform and discharge, all liabilities and obligations incurred after the Closing under all Accepted Contracts which, (i) upon the approval of the Bankruptcy Court and at the prior written direction of Buyer, are assumed by Buyer pursuant to Section 365 of the Bankruptcy Code or (ii) are not assumable by Seller pursuant to the Bankruptcy Code but the parties to each such Accepted Contract have, prior to the Closing, consented in writing (on terms at least as favorable as the pre-default contract terms) to the assignment of such Accepted Contract to such Buyer Party (each of the foregoing, an "Assumed Contract"). Except pursuant to Section 1.3(a), Buyer Parties shall not assume hereunder, and each Seller Party shall remain solely responsible for, the payment and performance of, all obligations incurred prior to the Closing by such Seller Party under all Assumed Contracts.

          (c) Buyer does not hereby agree to perform, discharge or in any other way be liable for, contingently or otherwise, any liabilities or other obligations of Seller Parties of whatsoever nature or description and whenever incurred other than as expressly set forth in Section 1.3(a) and (b) above (hereinafter, "Excluded Liabilities").

SECTION 1.4.   PURCHASE PRICE.

          (a) The purchase price for the Acquired Assets shall be $13,100,000, as such amount may be decreased as provided in this Section 1.4 or pursuant to
Section 6.1(c) (the "Purchase Price"). Subject to the terms and conditions thereof, the Purchase Price shall be payable as follows:

               (i) Cash in the amount of $5,600,000 shall be paid by Buyer on the Closing Date to such person or persons as Seller shall direct;

               (ii) A promissory note dated as of the Closing Date from Buyer in principal amount equal to the greater of (x) $2,000,000 or (y) the lesser of (A) $4,800,000 and (B) 75% of the Eligible Accounts Receivables (as such term is defined under the revolving and term loan and security agreement dated April 13, 1995 between Seller Parties and PNC Bank, National Association, successor to Midlantic Bank, N.A., ("PNC") and the documents executed and delivered pursuant thereto (the "Loan Documents")) having an age of 90 days or less as of the Closing Date, in the form of Exhibit A;

               (iii) A promissory note dated as of the Closing Date from Buyer in the principal amount of $2,700,000, in the form of Exhibit B (the "Chicago Purchase Note");

               (iv) A promissory note dated as of the Closing Date from Buyer in principal amount equal to the lesser of (x) $2,800,000 and (y) the difference between (A) $7,500,000 and (B) the aggregate original principal amount of the promissory notes referenced in clauses (ii) and (iii) above, in the form of Exhibit C.

          (b) In order to secure payment of the promissory notes referred to in clauses (ii), (iii) and (iv) of Section 1.4(a) (the "Purchase Notes"), (i) Buyer shall, on the Closing Date, cause KTI, Inc. ("KTI") to execute and deliver to Seller a Guarantee Agreement in the form of Exhibit D, (ii) all Buyer Parties shall, on the Closing Date, enter into a Security Agreement in the form of Exhibit E, and (iii) Buyer shall pledge to Seller all of the stock of each Sub-Buyer in the form of Exhibit F.

          (c) To the extent that any Acquired Assets, other than inventory sold in the ordinary course, have been or are sold by Seller or any Sub-Seller during the period from and including the Term Sheet Date through and including the Closing Date to any individual, corporation, partnership, joint venture, trust, business association or other entity (all of the foregoing, "Persons"), the Purchase Price payable shall be reduced, on a dollar-for-dollar basis, by the amounts paid or payable by the buyers of such assets. Any grant by Seller or any Sub-Seller after the Term Sheet Date to anyone other than Buyer of any right, by lease or otherwise, to use or possess any Acquired Asset after the Closing shall, unless such right was granted upon the prior written approval of the Manager (which consent may be withheld by the Manager in its sole discretion), be deemed to be a "sale" by such Seller Party for purposes hereof. The provisions of this Section 1.4(c) shall not be deemed in limitation of the rights and remedies of Buyer hereunder or under applicable law in the event that any Acquired Assets are sold in breach of Seller Parties' obligations under
Section 4.4. For the avoidance of doubt, the parties agree that no surrender to or repossession by a secured party of property (other than property subject to the first priority lien of PNC) securing such party's claims ("Third Party Lien") that is made with the consent of Buyer nor any repossession of property subject to a Third Party Lien by the holder thereof following entry of an order modifying the automatic stay of Section 362 of the Bankruptcy Code shall be deemed a sale for purposes of this Section 1.4(c); provided, however, that each Seller Party (consistent with the financial resources available to it and taking into account the effect on the Business of the Chapter 11 case) shall make all payments necessary to avoid repossession of property included in the Acquired Assets unless otherwise consented to by the Manager.

          (d) Seller agrees that the Purchase Price shall be reduced by an amount equal to the sum of (i) any amounts drawn by PNC Bank, National Association ("PNC") on the Letter of Credit referred to in paragraph 1 of the agreement between Buyer and PNC dated as of April 21, 1997 (the "Chicago Agreement"), and (ii) interest accrued thereon through the Closing Date as provided in paragraph 3 of the Chicago Agreement. Any such reduction shall be applied first, by deeming the amount thereof as a prepayment made as of the Closing Date of the principal amount (as reduced if at all, pursuant to Section 6.1(c)) of the Chicago Purchase Note, and thereafter by reducing the amount payable under Section 1.4(a)(i).

                                   ARTICLE II

                                   THE CLOSING

SECTION 2.1.   CLOSING DATE.

          The closing of the sale and transfer contemplated hereby (hereinafter called the "Closing") shall take place at the offices of Dorsey & Whitney LLP located at 250 Park Avenue, New York, New York 10177, commencing at 10:00 a.m. on the first business day after the satisfaction or waiver by the appropriate parties of each of the conditions precedent set forth in Article V hereof (other than those conditions that by their nature (e.g. execution of documents) will be satisfied on the Closing Date) unless some other time, date and place is mutually agreed among the parties hereto (such date of the Closing is hereinafter referred to as the "Closing Date"). All transactions contemplated hereunder to take place at Closing shall be deemed to be simultaneous.

SECTION 2.2.   TRANSACTIONS TO BE EFFECTED AT THE CLOSING.

          At the Closing:

          (a) Seller Parties shall deliver to Buyer Parties (i) such duly executed or endorsed bills of sale, certificates of title, instruments of assignment and transfer, deeds and other instruments which are required by law or are customary to sell, assign, transfer, convey or deliver the Acquired Assets to Buyer Parties. None of the foregoing documents shall contain any representations, warranties or agreements on the part of any Seller Party inconsistent with or supplementary to the representations, warranties and agreements of Selling Parties contained herein. Particular Acquired Assets shall be transferred at the Closing pursuant to the foregoing documents to such Buyer Party or Parties as Buyer shall direct.

          (b) Buyer shall pay to Seller the cash portion of the Purchase Price by wire transfer, in immediately available funds, to such account(s) of such Person or Persons as shall be specified by Seller.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1.   REPRESENTATIONS AND WARRANTIES OF SELLER.

          Each Seller Party jointly and severally hereby represents and warrants to Buyer Parties that, except as set forth in Schedule 3.1:

          (a) Organization, Standing and Power. Such Seller Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite power and authority to own the Acquired Assets owned by it and to carry on the Business conducted by it except to the extent the failure of such Seller Party to be in good standing does not have and might reasonably be expected not to have a material adverse effect on the Acquired Assets or the Business, taken as a whole, or the consummation of the transactions contemplated by this Agreement (a "Material Adverse Effect"). Seller has heretofore delivered to Buyer true and complete copies of such Seller Party's certificate of incorporation and by-laws, as amended through the date of this Agreement.

          (b) Authority. This Agreement has been duly executed and delivered by such Seller Party and, upon confirmation of the Plan by the Bankruptcy Court, will constitute a legal, valid and binding obligation of such Seller Party enforceable in accordance with its terms.

          (c) No Violation. Subject to the confirmation of the Plan by the Bankruptcy Court (and except to the extent that the confirmed Plan removes or resolves any violation, conflict, default, adverse right, loss or requirement referred to in (i) or (ii) below), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (i) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to such Seller Party or (ii) conflict with any provision of the certificate of incorporation or by-laws of such Seller Party.

          (d) Power to Transfer; Consents. (i) Upon confirmation of the Plan by the Bankruptcy Court, such Seller Party will have the authority to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by it pursuant hereto and to carry out the transactions contemplated hereby.

               (ii) Except for the Chapter 11 Case, such Seller Party is not a party to, subject to or bound by any judgment, order, writ, prohibition, injunction or decree of any Governmental Entity, and no action or proceeding is pending against such Seller Party, which if adversely determined against such Selling Party would prevent the execution, delivery or performance of this Agreement by such Seller Party.

          (e) Location of Tangible Assets. All tangibles assets are located at the Facilities or at such other location(s) as are set forth in Schedule 3.1(e).

          (f) Compliance with Applicable Laws. Such Seller Party is in compliance in all respects with all laws, statutes, ordinances, regulations, rules and orders of all Governmental Entities applicable to it, the Business or to the Acquired Assets ("Applicable Laws") other than those Applicable Laws the non-compliance with which does not have and might reasonably be expected not to have a Material Adverse Effect; all real property used by such Seller Party in connection with the Business is usable for its current purposes without violating any Applicable Laws other than those Applicable Laws the non-compliance with which does not have and might reasonably be expected not to have a Material Adverse Effect; and such Seller Party has not received any written notification of any asserted violation of any Applicable Law or commencement of any governmental investigation or review with respect thereto, except for those written notifications which have been resolved by such Seller Party to the satisfaction of the Governmental Entity giving such notice. Such Seller Party has all Permits required for the operation of the Business other than those Permits the absence of which does not have and might reasonably be expected not to have a Material Adverse Effect.

          (g) Litigation; Decrees. There is no suit, action, investigation or proceeding which is pending or, to the knowledge of such Seller Party, threatened against or affecting Seller Party which, if adversely determined against such Seller Party, might reasonably be expected to have a Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any Governmental Entity or body outstanding relating to the Acquired Assets, the Business or the transactions contemplated hereby which if adversely determined might reasonably be expected to have a Material Adverse Effect.

          (h) Insurance. Schedule 3.1(h) contains a true and complete list and brief description of all casualty, liability, business interruption and other insurance policies and fidelity bonds held by such Seller Party in connection with the Business or any Acquired Assets. Such Seller Party is in material compliance with the conditions contained in such policies and bonds. Such Seller Party does not self-insure or has not self-insured any material risks with respect to or materially affecting the Business or the Acquired Assets, except to the extent of any deductibles under the policies set forth in Schedule 3.1(h).

          (i) Sufficiency of Acquired Assets; Scope of Acquired Assets. Except for the Excluded Assets, the Acquired Assets to be transferred to Buyer Parties at the Closing shall comprise all the business, properties, assets and goodwill used in connection with the Business and that in all material respects are necessary for the conduct of the Business as the Business was conducted as of the Term Sheet Date.

          (j) Real Properties. The Seller Parties have good and marketable title to and are the lawful owners of the Acquired Assets. In the case of real property owned or leased by any Seller Party, all uses thereof by any Seller Party are legal conforming uses under Applicable Laws except to the extent that any non-conforming use does not have and might reasonably be expected not to have a Material Adverse Effect.

          (k)    Real Property Leases.   Schedule 3.1(k) hereto lists all leases
pursuant to which any Seller Party is in possession of or otherwise uses any real property and includes complete and accurate legal descriptions of such leased real property (collectively, the "Real Property Leases").

          (l) Subsidiaries. Schedule 3.1(l) is a true and complete list and description of all capital stock held of record or beneficially by any Seller Party.

          (m) Disclosure. All written information furnished by or on behalf of Seller Party to Buyer in connection with the transactions contemplated by this Agreement is accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the information furnished not misleading.

SECTION 3.2.   REPRESENTATIONS AND WARRANTIES OF BUYER.

          Each Buyer Party hereby jointly and severally represents and warrants to Seller Parties that:

          (a) Organization, Standing and Power. Such Buyer Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

          (b) Authority. Such Buyer Party has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on such Buyer Party. This Agreement has been duly executed and delivered by such Buyer Party and constitutes a legal, valid and binding obligation of such Buyer Party enforceable in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          (c) No Violation; Consents. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to such Buyer Party, (ii) conflict with any provision of the certificate of incorporation or by-laws of such Buyer Party or (iii) require any consent, approval, order, decree authorization of, or the registration, declaration or filing with, any Governmental Entity; or (iv) require on the part of Buyer Party or any consent, approval, or order of any non-Governmental Entity.

                                   ARTICLE IV

                                    COVENANTS

SECTION 4.1.   PLAN OF REORGANIZATION.

          Seller, following the execution and delivery hereof, will prepare a plan of reorganization and disclosure statement (the "Plan") which incorporates (and is not in any way inconsistent with) the sale of assets contemplated hereunder and will file the Plan with the Bankruptcy Court and shall use commercially reasonable efforts to cause the Bankruptcy Court to enter an order confirming the Plan. The Plan shall be consistent with the provisions of this Agreement, and the Bankruptcy Court order shall include those decretal paragraphs substantially in the form set forth in Schedule 4.1.

SECTION 4.2. PRELIMINARY ORDER OF BANKRUPTCY APPROVAL OF CERTAIN PROVISIONS OF THIS AGREEMENT

          Seller shall use commercially reasonable efforts to cause the Bankruptcy Court to enter an order pursuant to the motion filed with the Bankruptcy Court on April 25, 1997, approving the O&M Agreement, Seller's Break-Up Fee obligations under Section 4.9 of this Agreement, and Seller's no solicitation and topping amount obligations under Section 4.8 of this Agreement (the "Preliminary Order").

SECTION 4.3.   INVESTIGATION BY BUYER.

          Without in any way limiting the rights of Manager under the O&M Agreement, Seller shall permit the officers, accountants, attorneys and other representatives of Buyer to make such investigations of the Business and Acquired Assets as Buyer deems necessary or advisable in order to familiarize itself with such business, properties, assets and other matters; Buyer and its representatives shall at all times have full and complete access to the premises and to all books and records of all Seller Parties relating to the Business; and Seller shall furnish to Buyer all financial and operating data and other information with respect to the Business and the Acquired Assets as Buyer shall from time to time reasonably request.

           Without in any way limiting the foregoing, Buyer shall have a period of time ending forty-five days (45) days after entry of the Preliminary Order (the "Environmental Due Diligence Period") during which Buyer may conduct due diligence of Seller with regard to environmental matters (the "Environmental Due Diligence"), Seller shall provide to Buyer such assistance in Buyer's conduct of the Environmental Due Diligence as Buyer may reasonably request, and Seller
shall disclose in writing to Buyer within no more than [     ] days after the
date of entry of the Preliminary Order all environmental conditions at the Facilities of which Seller is aware and which are or may be required by applicable law to be remediated (irrespective of the estimated costs of such remediation).

SECTION 4.4.   CONDUCT OF BUSINESS.

          Except as may otherwise be authorized, recommended or approved by Manager under the O&M Agreement or consented to by Buyer or directed by the Bankruptcy Court, each Seller Party shall use best efforts (consistent with the financial resources available to it and taking into account the effect on the Business of the Chapter 11 Case) to: (i) cause the operations of the Business to be conducted in the same manner and under the same business policies as were in effect prior to the Term Sheet Date; (ii) not enter into any transactions or any contracts other than in the ordinary and usual course of business; (iii) not take any action which may materially adversely affect the normal conduct of the Business; (iv) maintain and keep the Acquired Assets in good repair, working order and condition, reasonable wear and tear excepted; (v) keep in full force and effect insurance comparable in the amount and scope of coverage to that now maintained by it; (vi) not enter into any employment agreement with any of the employees of Seller or Sub-Sellers, or grant or pay to any of them any increase in compensation other than in the ordinary course of business in accordance with past practice; (vii) perform in all material respects its obligations under all material contracts and material commitments applicable to the Business; (viii) not amend any material contract or material commitment applicable to the Business; (ix) maintain on a basis consistent with past practices all books and records of such Seller Party relating to the Business conducted by it so as to reflect in all material respects correctly, accurately and completely the affairs, assets, income, revenues, costs and expenses of the Business conducted by it; and (x) maintain and preserve the business organization and material contracts of the Business. Anything in the O&M Agreement to the contrary notwithstanding, no Seller Party shall, except upon the prior written consent of Buyer or, in the case of the consummation of a sale of assets which was not solicited by Seller, upon the consent of the Bankruptcy Court, sell, lease, transfer or otherwise dispose of any Acquired Assets, other than sales of inventory in the ordinary course of business. Seller (or a Sub-Seller, as appropriate) shall assume for purposes of Section 365 of the Bankruptcy Code such Accepted Contracts as Buyer directs from time to time, and shall use commercially reasonable efforts to obtain the Bankruptcy Court's approval thereof. Buyer shall use commercially reasonable efforts to give Seller sufficient notice of the Accepted Contracts to be assumed as may be necessary for such assumption to be approved by the Bankruptcy Court on or about the date of confirmation of the Plan subject to the occurence of the Closing. To the extent that any Accepted Contract is not assumable by Seller (or a Sub-Seller) under Section 365 of the Bankruptcy Code, Seller shall use commercially reasonable efforts to obtain, prior to the Closing Date, such consents as may be necessary for the assignment of such Accepted Contracts to Buyer (or a Sub-Buyer).

SECTION 4.5.   COVENANTS OF SELLER RELATING TO CUSTOMERS.

          (a) Seller Parties shall, at and/or after the Closing as may be requested by Buyer, provide written notice, in form and substance reasonably satisfactory to Buyer, to all parties who owe amounts evidenced by accounts receivable that are included in the Acquired Assets of the sale, assignment, transfer, conveyance and delivery contemplated hereby of such accounts receivable and direct such parties to make any and all payments in respect of such accounts receivable to Buyer in accordance with procedures and details specified in such notice. Any such payments received by a Seller Party after the Closing shall be held by such Seller Party in trust for the benefit of Buyer and shall immediately be forwarded by such Seller Party in the form received and without recourse to such Seller Party.

          (b) From and after the Closing, Buyer Parties shall have the right and authority to collect for its own account all accounts receivable and other items that are included in the Acquired Assets and to endorse with the name of any Seller Party any checks or drafts received with respect to any such trade accounts.

SECTION 4.6.   LEGAL CONDITIONS TO CLOSING.

          Each of Buyer and Seller will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Closing and will promptly cooperate with and furnish information to each other and to other parties in connection with any such legal requirements. Each of Buyer and Seller will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Person required to be obtained or made by it in connection with any of the transactions contemplated by this Agreement.

SECTION 4.7.   PURCHASE PRICE ALLOCATION.

          On or prior to the Closing Date, Seller and Buyer shall mutually agree, and shall be bound in all respect thereby, on an allocation of the Purchase Price among the Acquired Assets according to the relative fair market values of such assets on the Closing Date. If Seller and Buyer are unable to agree on such fair market values, Seller and Buyer shall elect an independent appraisal firm to determine such values. The conclusions of such appraisal firm shall be conclusive and binding in all respects. The fees and expenses of such appraisal firm shall be shared equally by Seller and Buyer. Neither party shall take a position inconsistent with any allocation determined in accordance with this Section 4.7 in any document or filing, including any Tax return, report or form.

SECTION 4.8.   DEALINGS WITH OTHERS/TOPPING AMOUNT.

          Prior to July 31, 1997, Seller may not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or knowingly encourage submission of proposals or offers from any person relating to the Acquired Assets; provided, that nothing herein shall preclude Seller from responding to inquiries from, providing due diligence information to, or providing notice of the transactions contemplated hereby and of any related hearings to, any interested party as required by Seller's fiduciary obligations under applicable law. In the event that another purchaser offers to buy substantially the same assets (other than the Chicago Facility) as the Buyer proposes to purchase, the value of the offer of any such purchaser must exceed the consideration payable hereunder by the amount of $300,000 before such offer may be accepted by Seller. Seller shall promptly notify Buyer if any proposal or offer with respect to the Acquired Assets (other than sales of inventory in the ordinary course) is made or if Seller sends to any third party any information in the nature of due diligence materials and shall, in any such notice to Buyer, indicate in reasonable detail the identify of the offeror or recipient and the terms and conditions of any proposal or offer.

SECTION 4.9.   BREAK-UP FEE

          In the event that any of the assets to be sold under this Agreement (with the exception of the Chicago Facility) are sold to another purchaser, Buyer shall be entitled to a break-up fee from Seller (the "Break-Up Fee") payable from the proceeds from such sale equal to the lesser of $250,000 or 150% of Buyer Parties' out-of-pocket costs and expenses, including reasonable attorneys' fees, reasonably incurred in connection with this transaction; provided, that neither KTI nor any Buyer Party have defaulted in any of their respective obligations under this Agreement. In the event of any objection to the amount of attorneys' fees payable hereunder after notice thereof to Seller, the unsecured creditors committee and the United States Trustee, approval of such fees will sought from the Bankruptcy Court.

SECTION 4.10.  POST-CLOSING COVENANT OF BUYER

          After the Closing, Buyer shall make available to Seller such employees of Buyer as may be reasonably appropriate and necessary to assist Seller in its performance of any post-Closing obligations it may have to Buyer Parties hereunder or to the Bankruptcy Court; provided, that Seller reimburses Buyer for all reasonable out-of-pocket costs and expenses incurred by Buyer in making available to Seller any such employees, and that Seller pays Buyer an amount equal to Buyer's full overhead costs (including salary and benefits) for the time such employees are made available to Seller.

SECTION 4.11.  COVENANT TO RESOLVE LITIGATION, INJUNCTION OR RESTRAINTS

          With the exception of any action brought by a party hereto for breach of any other party's obligation under this Agreement or any other agreement between such parties, in the event that any Conflicting Legal Action (as hereinafter defined) is pending before any Governmental Entity prior to the Closing, Seller Parties and Buyer Parties covenant to use commercially reasonable efforts to resolve the same expeditiously in such manner as to permit the consummation of the transactions contemplated hereunder in accordance with the provisions hereof.


                                    ARTICLE V

                              CONDITIONS PRECEDENT

SECTION 5.1.   CONDITIONS TO OBLIGATIONS OF SELLER PARTIES.

          The obligations of the Seller Parties to sell, assign, convey and deliver the Acquired Assets to Buyer on and as of the Closing are subject to the prior satisfaction of the following conditions:

          (a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entity or any other Person necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred.

          (b) No Litigation, Injunctions, or Restraints. There shall be no suit, action, or other proceeding pending before any Governmental Entity in which it is sought to directly or indirectly restrain, prohibit, invalidate, delay or set aside in whole or in part the consummation of the transactions contemplated by this Agreement or to obtain material damages in connection therewith, and no temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect (any of the foregoing, "Conflicting Legal Action").

          (c) Plan. The Bankruptcy Court shall have entered an order confirming the Plan consistent with Section 4.1, any pre-Closing conditions required by such confirmation to be performed by Buyer Parties shall have been satisfied and the confirmation order shall not be subject to any stay on the first business day after the expiration of the tenth calendar day from the entry thereof or such other date as may be fixed for the Closing Date in accordance with Section 2.1.

          (d) Performance of Obligations of Buyer Parties. Buyer Parties shall have performed or complied in all material respects with all obligations and conditions required to be performed by them under this Agreement prior to or as of the Closing Date, and Seller shall have received a certificate to such effect signed on Buyer's behalf by its chief executive officer or other authorized officer to such effect.

          (e) Representations and Warranties. The representations and warranties of each Buyer Party set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and Seller shall have received a certificate signed on behalf of each Buyer Party by the chief executive officer of each such Buyer Party to such effect.


SECTION 5.2.   CONDITIONS TO OBLIGATIONS OF BUYER PARTIES.

          The obligations of Buyer Parties to purchase the Acquired Assets on and as of the Closing are subject to the prior satisfaction of each of the following conditions:

          (a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entity required by law for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred.

          (b) No Litigation, Injunctions, or Restraints. There shall be no Conflicting Legal Action pending.

          (c) Plan. The Bankruptcy Court shall have entered an order confirming the Plan consistent with Section 4.1, any pre-Closing conditions required by such confirmation to be performed by Seller Parties shall have been satisfied and the confirmation order shall not be subject to any stay on the first business day after the expiration of the tenth calendar day from the entry thereof or such other date as may be fixed for the Closing Date in accordance with Section 2.1.

          (d) Performance of Obligations of Seller Parties. Seller shall have paid, or PNC shall have paid or agreed to pay, such amount as may be required under Section 6.1(b), and Seller Parties shall have performed or complied in all material respects with all other obligations required to be performed by them under this Agreement prior to or as of the Closing Date, and Buyer shall have received a certificate to such effect signed on Seller's behalf by its chief executive officer or other authorized officer to such effect.

          (e) Representations and Warranties. The representations and warranties of each Seller Party set forth in this Agreement shall be true and correct in all material respects to the knowledge of all Seller Parties after due inquiry as of the date of this Agreement and as of June 16, 1997, and Seller shall have promptly notified Buyer to the extent that it determines after June 16, 1997 that any such representation and warranty is not true and correct in all material respects; in addition, as of the date of this Agreement and as of the Closing Date, no such representation or warranty shall be untrue or incorrect in any respect so as to frustrate the essential purpose of Buyer Parties in entering into this Agreement; and Buyer shall have received a certificate signed on behalf of each Seller Party by the chief executive officer of each such Seller Party to such effect. To the extent that any representation or warranty in any provision of this Agreement is qualified therein by a materiality or "Material Adverse Effect" standard, the materiality qualification set forth in this subsection (e) shall not apply.

          (f) Transfer of Key Assets. Seller Parties shall be in possession and control of those Acquired Assets listed in Schedule 5.2(f) so as to be able to sell, transfer and assign such Acquired Assets (the "Key Assets") to Buyer Parties as required pursuant to the provisions hereof, and no Key Assets shall have either been destroyed or otherwise adversely affected so as to make such Key Assets no longer fit for the intended use or purpose thereof.

          (g) No Material Adverse Change. No material adverse change shall have occurred prior to the Closing, unrelated to Buyer Parties, KTI or Manager, that frustrates the essential purpose of Buyer Parties in consummating the transactions contemplated hereby.

          (h) Permits. All transferable Permits shall have been transferred to Buyer (and/or Sub-Buyers) and all approvals necessary for such transfer effective as of the Closing Date shall have been obtained, and Buyer (and/or Sub-Buyers) shall have obtained replacement permits for any non-transferable Permits; provided, that if the transfer of any Permit has not been so made or approved and no replacement permit therefor shall have been obtained, the condition in this paragraph (i) shall nonetheless be deemed to have been satisfied (x) if Buyer, in its sole discretion, elects to include within the Acquired Assets all capital stock of the Sub-Seller which holds such Permit, provided that such capital stock is transferred to Buyer (or a Sub-Buyer) at the Closing on a basis and pursuant to documentation such that, in the reasonable determination of Buyer, neither such Sub-Seller nor any Buyer Party may be directly or indirectly responsible or liable for any liabilities or obligations other than those expressly required by this Agreement to be assumed or discharged by Buyer Parties, and/or (y) if Seller with the consent of PNC, in its sole discretion, elects to extend the Closing Date to a date no sooner than thirty (30) days after the date of entry of the Confirmation Order, provided that during such extension period Seller shall have provided all assistance reasonably required by Buyer (or a Sub-Buyer) to obtain the transfer, approval for transfer or replacement of such Permit.

          (i) Certain Contracts. The aggregate amount of waste tonnage processed at the Newark Facility, the Chicago Facility and the Boston Residential Facility (i.e., not including the Boston Commercial Facility) during the most recent four (4) calendar week period prior to the Closing Date for which reliable information is available, as adjusted for seasonal factors based on the historical performance of such Facilities, shall have equaled or exceeded ninety percent (90%) of the aggregate amount of waste tonnage processed at such Facilities during the four (4) calendar weeks commencing April 6, 1997, less any such tonnage relating to contracts which have been terminated at the recommendation of the Manager, and Seller shall have furnished to Buyer such evidence thereof as Buyer may have reasonably requested.


                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 6.1.   TERMINATION.

          (a) This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

               (i)  by mutual written consent of Seller and Buyer;

               (ii) by Buyer on written notice to Seller if any material adverse change shall have occurred, unrelated to Buyer Parties, KTI or Manager that frustrates the essential purpose of Buyer Parties in consummating the transactions contemplated hereby; or

               (iii) by Buyer or Seller on written notice given to the other party if the Plan has not been confirmed, for any reason whatsoever, on or before September 30, 1997 or if the conditions hereunder to such party's obligations hereunder have not been satisfied on or before the fifteenth day after the date to which Closing was extended pursuant to 5.2(h).

          (b) If during the Environmental Due Diligence Period, it is determined that the estimated costs of remediation of any environmental conditions at any Facilities (other than the Chicago Facility) required under applicable law (exclusive of "soft costs", such as consulting and engineering fees) exceeds $50,000, excluding any amounts indemnified against by any third party reasonably acceptable to Buyer (and with respect to such indemnification no counterclaims or offsets have been asserted), then Buyer may give notice to Seller not later than the end of the Environmental Due Diligence Period (or if such day is not a business day, then the next succeeding business day) of Buyer's intention to terminate this Agreement. This Agreement may thereafter be terminated by Buyer unless, at or prior to the Closing Date, Seller has paid to Buyer or PNC has paid or promises in writing to pay Buyer at Closing the excess of such costs over $50,000.

          (c) In the event that (i) it is determined that the estimated costs of remediation of any environmental conditions at the Chicago Facility required under applicable law (exclusive of soft costs) exceeds $50,000, excluding any amounts indemnified against by any third party reasonably acceptable to Buyer (and with respect to such indemnification no counterclaims or offsets have been asserted), and (ii) Seller has not paid to Buyer or PNC has not paid or has not promised in writing to pay Buyer at Closing the excess of such costs over $50,000, then Buyer may elect in its sole discretion at Closing not to purchase the Chicago Facility, and if Buyer so elects, then the Chicago Facility will not be included in the Acquired Assets at Closing and the Purchase Price shall be reduced by $2,000,000 (such reduction to be applied against the principal amount of the Chicago Purchase Note).

SECTION 6.2.   AMENDMENTS AND WAIVERS.

          This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and consented to by PNC and except, if the Preliminary Order has been entered, upon approval by the Bankruptcy Court. By an instrument in writing, Buyer or Seller, as the case may be, may waive compliance by Seller Parties or Buyer Parties, respectively, with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.


                                   ARTICLE VII

                               GENERAL PROVISIONS

SECTION 7.1.   NOTICES.

          All notices and other communications hereunder shall be in writing (including wire, telex, telecopy or similar writing) and shall be sent, delivered or mailed, addressed, telexed or telecopied:

          (a)  If to Buyer, to

               KTI RECYCLING, INC.
               7000 Boulevard East
               Guttenberg, New Jersey 07093
               Attention:  Mr. Martin J. Sergi, President
               Facsimile No.:  (201) 854-1771

               with copies to:

               Dorsey & Whitney LLP
               220 South Sixth Street
               Minneapolis, Minnesota  55402
               Attention:   Diane D. Malfeld, Esq.
               Facsimile No.:  (612) 340-2643

          (b)  If to Seller Parties, to

               PRINS RECYCLING CORP.
               150 St. Charles Street
               Newark, New Jersey 07105
               Attn.:  Clifford H. Straub
               Facsimile No.: (201) 344-2303

               with a copies to:

               Rosenman & Colin
               575 Madison Avenue
               New York, New York 10022
               Attention:  Jeff J. Friedman, Esq.
               Facsimile No.:  (212) 940-8776

               and:

               Sills Cummis Zuckerman Radin Tischman Epstein & Gruss, PA One Riverfront Plaza
               Newark, New Jersey  07102
               Attention:  Ira Rosenberg, Esq.
               Facsimile No.:  (201) 643-6500


Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by nationally recognized courier service or (iii) by facsimile transmission, with a copy by first class mail. Each such notice, request or communication shall be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this
Section 7.1 (or in accordance with the latest written direction from such party) and (ii) if given by facsimile transmission, when such facsimile transmission is transmitted to the facsimile number specified in this Section 7.1 (or in accordance with the latest written direction from such party).

SECTION 7.2.   INTERPRETATION.

          When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to a Person are also to its successors and assigns and references to any statute are also to all rules, regulations and orders promulgated thereunder. All accounting terms not defined in this Agreement shall have the meanings determined by U.S. generally accepted accounting principles. "Affiliate" of any Person means any other Person controlling, controlled by or under common control with the first Person.

SECTION 7.3.   NO SURVIVAL OF REPRESENTATIONS; NO OTHER REPRESENTATIONS.

          The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall not survive the Closing. Buyer Parties acknowledge and agree that no Seller Party has made any representation or warranty in connection with the transactions contemplated hereby except as expressly set forth herein, and that except as expressly set forth herein the Acquired Assets are being purchased by Buyer Parties on an "AS IS, WHERE IS" basis. Wherever in this Agreement reference is made to the "actual knowledge" or "awareness" of Seller or any other Seller Party, such shall be construed to mean the knowledge of all managerial or supervisory personnel of all Seller Parties.

          Notwithstanding anything herein to the contrary, in the event any of the Seller Parties breaches or violates any of their respective representations or warranties under this Agreement made or deemed made at or prior to the Closing or agreements under this Agreement to be performed prior to or by the Closing, the sole and exclusive remedy of Buyer Parties shall be as provided in Sections1.4(b), 4.9 and 6.1.

SECTION 7.4.   SEVERABILITY.

          If any provision of this Agreement (or any portion thereof), or the application of any such provision (or any portion thereof), to any person, place or circumstances, shall be held by a court of competent jurisdiction to be invalid, illegal, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

SECTION 7.5.   COUNTERPARTS.

          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 7.6.   ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

          This Agreement (including the documents and instruments referred to herein) together with the Chicago Purchase Agreement (i) constitute the entire agreement and supersede all prior agreements and understandings (including the Term Sheet), both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended (except as expressly provided in Section 6.2) to confer upon any person other than the parties hereto any rights or remedies hereunder. The obligations of Buyer under the Chicago Agreement, to the extent not inconsistent with the obligations of Buyer hereunder, shall not survive the execution hereof. For avoidance of doubt, the parties hereto acknowledge that the obligations of the parties thereto under the Chicago Agreement will not survive the Closing.

          The parties hereto acknowledge and agree that this Agreement is being executed and delivered without the attachments (other than Schedule 4.1 and Exhibits A through E) referred to in the other provisions hereof. This Agreement shall be of no force and effect unless all such attachments are completed and agreed upon to the satisfaction of each of Seller and Buyer by no later than June 16, 1997.

SECTION 7.7.   GOVERNING LAW.

          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW. ALL DISPUTES RELATING TO THIS AGREEMENT SHALL BE RESOLVED IN THE BANKRUPTCY COURT AND THE PARTIES HERETO EACH SUBMIT TO THE JURISDICTION OF THE BANKRUPTCY COURT FOR SUCH PURPOSE.

SECTION 7.8.   PUBLICITY.

          Except in connection with seeking the confirmation of the Plan, as provided for in Section 4.1, and except as may be required by applicable law, so long as this Agreement is in effect, Seller Parties shall not issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of Buyer, which consent will not be unreasonably withheld.

SECTION 7.9.   ASSIGNMENT.

          Neither this Agreement nor any of the rights, interests or obligations of the parties hereto hereunder shall be assigned by any party hereto without the prior written consent of all other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.




          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers as of the day and year first written above.

KTI RECYCLING OF ILLINOIS, INC.    KTI RECYCLING, INC.

By:  /s/ Robert E. Wetzel          By:  /s/ Robert E. Wetzel

            Its: President                     Its: President

KTI RECYCLING OF NEW JERSEY, INC.  KTI RECYCLING OF NEW
                                   ENGLAND, INC.

By:  /s/ Robert E. Wetzel          By:  /s/ Robert E. Wetzel

            Its: President                     Its: President

PRINS RECYCLING CORP., A           PRINS RECYCLING CORP., A
NEW YORK CORPORATION                    DELAWARE CORPORATION

By:  /s/ Fred Prins                By:  /s/ Fred Prins

            Its: President and                 Its: President and
               Chief Executive Officer            Chief Executive Officer

PRINS RECYCLING (MASS) CORP.       PRINS OF PENNSYLVANIA, INC.

By:  /s/ Fred Prins                By:  /s/ Fred Prins

            Its: President and                 Its: President and
               Chief Executive Officer            Chief Executive Officer

PRINS OF NEWARK, INC.              PRINS RECYCLING (MARYLAND) C/B/A RECYCLING
SYSTEMS, INC.       CORP.

By:  /s/ Fred Prins                 By:  /s/ Fred Prins

            Its: President and                 Its: President and
               Chief Executive Officer            Chief Executive Officer

PAPER CHASE EXCHANGE, INC.         PRINS RECYCLING CORP.
                                   BASIC WASTE SYSTEMS, INC.

By:  /s/ Fred Prins                By:  /s/ Fred Prins

            Its: President and                 Its: President and
               Chief Executive Officer            Chief Executive Officer

PRINS OF NEWARK II, INC. D/B/A          VIC BARICK PAPER CO., INC.
S. PEPE & SONS, INC.

By:  /s/ Fred Prins                   By:  /s/ Fred Prins

            Its: President and                 Its: President and
               Chief Executive Officer            Chief Executive Officer